Exhibit 10.1

Grifols S.A.
24 Avda. Generalitat, 152- 158
Polfgono Can San Joan
08174 - Sant Cugat del
Valles Spain

www.grifols.com

July 20, 2015

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Attention: Igor Gonda

Re:	Aradigm Corporation Board Observer Rights Agreement

Dear Dr. Gonda,

This letter agreement will confirm our agreement in connect ion to the composition of the board of directors (the “Board”) of Aradigm Corporation (the “Company”} as set forth in the Governance Agreement dated August 27, 2013 (“Governance Agreement”) by and between the Company and Grifols, S.A (“Grifols”).

Pursuant to Section 3. (a) of the Governance Agreement, the Board shall consist of the Chief Executive Officer, three Independent Directors, and two persons selected by Grifols (the second person, the “Second Grifols Designee”). We have agreed that Grifols’ right to appoint a board observer to attend meetings of the Board in a non-voting, observer status (“Observer”) hereunder shall satisfy the Company’s obligation to nominate the Second Grifols Designee pursuant to Section 3.1 of the Governance Agreement.

Lafmin Morgan shall resign his current position as a Member of Aradigm’s Board of Directors and shall be thereafter designated as Grifols’ Observer. Grifols may change the Observer or return to a Second Grifols Designee on the Board at any time upon reasonable prior notice to the Company; provided, however, that any such subsequent action shall be approved by the Board.

Board Observer Rights

The Company will ( i) permit the Observer to attend all meetings of the Board (“Board Meetings”) in a non-voting observer capacity and ( ii} shall provide to the Observer, concurrent ly with the members of the applicable Board, and in the same manner, notice of each such meeting and a copy of all materials provided to such members in connect ion with Board meetings {the “Board Materials”). The Board Materials shall include all consents and other materials and information provided to the Board with respect to any written consent in lieu of a meeting.

Notwithstanding the foregoing, the Observer may be excluded from any portion of any Board Meeting and shall not be entitled to receive any Board Materials (i) to the extent necessary to preserve the attorney-client privilege of either of the Company or the Board, or (ii) if the Board determines in good faith that the matters to be discussed (or otherwise disclosed in the Board Materials, as applicable) are (a) of such a highly confidential and sensitive nature that it would not be in the best interests of the Company for such matters to be disclosed to the Observer, or (b} that the Observer (or their affiliates) has interests with respect to a matter that are potentially in conflict with the interests of the Company.

Confidentiality and Non-Disclosure

Grifols and the Observer agree that any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company to which the Observer has been or shall become privy by reason of this letter or the rights it creates, shall be “Confidential Information” of the Company for purposes of Section 11.1 of that certain License and Collaboration Agreement entered into as of August 27, 2013 by and between Grifols and the Company (the “Collaboration Agreement”). Grifols and the Observer agree to hold in confidence and not to use any Confidential Information provided or learned in connection with their rights under this Agreement, except to the extent expressly allowed by the Collaboration Agreement.

Non-Assignability and Termination

The board observation rights described herein are not assignable by Grifols and shall terminate and be of no further force or effect upon the earlier of (a) when Grifols elects to re-designate the Second Grifols Designee in lieu of the board observation rights granted herein; and (b) when Grifols no longer has a right to designate the Second Grifols Designee under the Governance Agreement. The confidentiality provisions hereof will survive any such termination.

Very truly yours,

GRIFOLS, S,A.

/s/ David. I. Bell
David. I. Bell
Vice President

Accepted and agreed:

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Dr. Igor Gonda, Chief Executive Officer

Date:	9/1/15

OBSERVER:

Lafmin Morgan

By:	/s/ Lafmin Morgan

Date:	9/1/15